UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 2, 2013

ARISTA POWER, INC.
(Exact name of registrant as specified in its charter)

New York	000-53510	16-1610794
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1999 Mt. Read Boulevard, Rochester, New York	14615
(Address of principal executive offices)	(Zip Code)

(585) 243-4040

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry in a Material Definitive Agreement

On May 2, 2013, Arista Power, Inc. (the “Company” or “Arista Power”) entered into an Agreement (the “PoD Integration Agreement”) with City Lights at Queens Landing, Inc. (“City Lights”) pursuant to which City Lights has agreed to purchase a Power on Demand system from Arista Power for installation and use at City Lights’ 43-story, 525-unit cooperative building located in Long Island City, New York (the “City Lights Building”).  The City Lights Building is managed by Rose Associates, Inc., a New York-based full service real estate firm.

Separately, on May 2, 2013, City Lights entered into an agreement (the “CHP Agreement”) with Aegenco, Inc. to purchase and have installed a combined heating and power (CHP) co-generation system at the City Lights Building.

The Power on Demand system will consist of a micro-grid that will include the integration of the newly installed solar PV, the newly installed CHP co-generation system, energy storage and power distribution.  The total value of the PoD Integration Agreement and the CHP Agreement is $1.275 million.

The above-described Power on Demand system represents Arista Power’s first sale of a Power on Demand system to be installed in the New York City area.  Arista Power expects the Power on Demand system to be installed by the third quarter of 2013.

The foregoing description and the transactions completed in connection therewith do not purport to be complete and are qualified in their entirety by the full text of the applicable agreement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARISTA POWER, INC.

By:	/s/ William A. Schmitz
	Name:	William A. Schmitz
	Title:	Chief Executive Officer

Dated: May 2, 2013